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                                                                 Exhibit 99


                        NOVEMBER 10, 1995 PRESS RELEASE

               ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.


AERT ANNOUNCES THIRD QUARTER RESULTS OF OPERATIONS

Advanced Environmental Recycling Technologies, Inc. (NASDAQ: AERTA) announced today that the Company's Composites Unit recorded its first full quarter of profit; however, composite gains were offset by plastic losses, resulting in a loss of $495,236 or $.03 per share for the 3rd quarter ended 9/30/95.

Total sales for the 3rd quarter were $1,693,444, representing a 72% increase over sales of $985,466 in the 3rd quarter of 1994. The Company's Composites Unit set a sales record of $1,612,106 in the 3rd quarter. This 84% sales increase over the comparable period ended 9/30/94 yielded a net profit of $107,567 for the AERT Composites Unit. This compares to sales of $877,869, or a net loss of $192,545, for the comparable quarter in 1994. However composite gains were offset by losses in the Plastics Unit. Outside recycled plastic sales decreased 80% to $81,338, yielding a net loss of $404,236 for the Plastics Unit during the 3rd quarter. This compared with $108,546 in sales for the comparable quarter in 1994 and was down from $397,699 in sales during the 2nd quarter 1995.

The net loss for the quarter of $495,236 or $.03 per share was down from $666,138 or $.04 per share for the third quarter of 1994. Year-to-date sales increased 56% to $4,260,418 through the 3rd quarter of 1995, up from $2,725,016 for the comparable period in 1994. The year-to-date loss through 9/30/95 was $1,646,918 or $.11 per share. This compares to a loss before extraordinary gain of $2,411,212 or $.18 per share for the first nine months of 1994 and a net loss for that period of $1,531,839 or $.11 per share.

Of the total sales of $1,693,444 for the quarter ended 9/30/95, 95% or $1,612,106 were from the Composites Unit. Of such composite sales, 66% were in the door and window component market, 11% were to the industrial flooring market, and 23% were to the residential decking market. This compares to composite sales of $997,965 or 72% of total sales during the second quarter of 1995. All composites categories increased in sales during the 3rd quarter.

According to Joe G. Brooks, AERT's President: "Gross margins at our Composite Unit have showed steady improvement over the past 4 months, as increased efficiencies have been obtained. Our associates are continuing to work hard in this area and the operating income and net profit generated this past quarter by that unit are showing that their efforts are yielding results. It is unfortunate that we experienced a significant loss in the Plastics Unit, due primarily to loss of sales. However, our focus continues to be on our composites business. Sales growth is just beginning in our residential decking products where initial test markets have been successful and reorder patterns have met the Company's expectations. However, our decking sales accounted for only 23% or $375,058 during the 3rd quarter, as we have been conservative in initiating this product. As increased distribution into the target markets is now underway, we expect success from this product category in the future through our Weyerhaeuser distribution agreement. Accordingly, composite sales are expected to remain strong and to increase over the upcoming year.
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To accommodate composites growth, the Company will require increased amounts of recycled plastics and our Plastics Unit will be shifting towards internal supply requirements. This will allow us to streamline overhead and better deploy assets. The Company is currently working to further improve efficiencies at both of its facilities and is preparing to increase composite extrusion capacity. Initial site evaluations have also commenced as the Company is looking at potential locations for additional composite manufacturing facilities and additional sources of wood fiber."

11/10/95

For additional information contact:  Joe G. Brooks (915) 446-3430




              Recycling Solutions for the 90's

A.E.R.T., Inc. 901 W. Robinson Springdale, AR  72764 501-750-1299